Exhibit 99.1

iRhythm Announces Collaboration with Verily to Develop Health Management Solutions for Atrial Fibrillation Patients

SAN FRANCISCO, September 4, 2019 — iRhythm Technologies, Inc. (NASDAQ: IRTC) today announced a collaboration with Verily, an Alphabet company, focused on the development of solutions aimed at improving the screening, diagnosis and management of patients with atrial fibrillation (AFib). This collaboration brings together iRhythm’s expertise in AI based arrhythmia diagnosis and Verily’s advanced health data analytics technologies to address the millions of patients living with undiagnosed AFib.

iRhythm estimates that more than 10 million Americans are at high risk for a common heart rhythm disorder known as atrial fibrillation. AFib is associated with a five-fold increase in the risk of stroke as compared to those without AFib, with these strokes tending to be more severe and associated with higher mortality rates.1 For approximately 20 percent of individuals who experience a stroke due to AFib, the occurrence of AFib was not diagnosed until the time of their stroke or shortly afterward.2 Further, an estimated one-third of those who have AFib are not aware they have it.3 Asymptomatic or “silent” AFib is associated with certain risk factors like high blood pressure, diabetes and sleep apnea – which increase an individual’s likelihood for developing the disorder.

The iRhythm and Verily collaboration aims to address this significant, underserved population at risk for asymptomatic or silent AFib. Under the terms of the agreement, iRhythm and Verily plan to collaborate on solutions capable of providing earlier warnings, enabling the identification and management of patients that could otherwise go undiagnosed until they have a cardiac event, such as a stroke.

Clinical research is demonstrating a major unmet need in the market for this early warning approach. At the annual meeting of the American College of Cardiology in May, the first phase of the mSToPS study, published in JAMA, showed that patients who were diagnosed with AFib in iRhythm’s Zio service-monitored group had a significantly lower rate of hospitalizations and emergency room visits than the non-monitored control group.

“We are excited to partner with iRhythm, a pioneer in ambulatory cardiac monitoring, to find innovative ways to deliver more efficient care to patients with Atrial Fibrillation,” said Dr. Jessica Mega, chief medical and scientific officer of Verily. “With the high prevalence of cardiovascular-related health issues, we have an opportunity to not only improve how we diagnose, manage and monitor conditions like Atrial Fibrillation, but also develop patient-centric solutions that could ultimately prevent serious cardiac events.”

“iRhythm and Verily have a shared mission to create a better standard of care for cardiac patients - making heart health data more actionable so patients can live longer, healthier lives,” said Kevin King, president and CEO of iRhythm. “We are pleased to partner with one of the world’s most reputable technology companies to better serve the millions of people living with AF today. Verily’s strong patient-centric disease management platform and advanced hardware capabilities will prove critical in providing patients and providers with the tools needed to increase the efficiency of heart healthcare.”

Terms of the Agreement:

Under the terms of the agreement, iRhythm will make an upfront payment to Verily of $5 million and potential milestone payments of up to $12.75 million upon the achievement of various development and regulatory milestones.

About iRhythm Technologies, Inc.

iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding our expectations for our collaboration with Verily. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in the Company’s public filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

iRhythm Media Contact:

Saige Smith

(262) 289-7065

irhythm@highwirepr.com

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@irhythmtech.com

[1]	Mozaffarian D, Benjamin EJ, Go AS, Arnett DK, Blaha MJ, Cushman M, et al. Heart disease and stroke statistics—2015 update: a report from the American Heart Association. Circulation. 2015;131:e29–e322.
[2]	Lin HJ, Wolf PA, Benjamin EJ, Belanger AJ, D’Agostino RB. Newly diagnosed atrial fibrillation and acute stroke: the Framingham Study. Stroke. 1995;26(9):1527-1530.
[3]	Friberg L, Rosenqvist M, Lindgren A, Terént A, Norrving B, Asplund K. High prevalence of atrial fibrillation among patients with ischemic stroke. Stroke 2014;45:2599-605.